UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060
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FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2006

Delta Mills, Inc.

(Exact name of registrant as specified in charter)

Delaware	333-376-17	13-2677657

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwood Drive, Fountain Inn, South Carolina		29644

(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (864) 255-4127

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

As described below under Item 8.01 of this Current Report on Form 8-K, on April 17, 2006 the Company commenced a tender offer for its 9-5/8% Senior Notes due 2007 and a related solicitation of consents from holders of those notes to amendments to the Indenture related to those notes. The Company’s Offer to Purchase and Consent Solicitation dated April 17, 2006 is attached to this Form 8-K as Exhibit 99.1 and contains statements regarding the Company’s results of operations for the fiscal quarter ended April 1, 2006 under the heading “Factors to be Considered by Noteholders — Forecasted results for the remainder of fiscal 2006 and for fiscal 2007.”

Item 8.01 Other Events.

North Carolina Corporate Income and Franchise Taxes

As previously reported, during 1998 Delta Woodside Industries, Inc. (“Delta Woodside”), the parent corporation of the Company, received notices from the State of North Carolina asserting deficiencies in state corporate income and franchise taxes for the 1994–1997 tax years of a corporation that was a wholly-owned subsidiary of Delta Woodside and merged into Delta Woodside in 2000. The total assessment proposed by the State amounted to approximately $1.5 million, which included interest and penalties at that time. The assessment was delayed pending an administrative review of the case by the State. In 2005, the North Carolina Department of Revenue (the “Department”) informed Delta Woodside that it must either pay the original assessment in full (plus interest) or continue its appeal in an administrative tax hearing before the North Carolina Secretary of Revenue. Delta Woodside determined to continue with its appeal and contested portions of the assessments.

By letter dated February 28, 2006, the Department submitted to Delta Woodside revised auditor’s reports reflecting corporate and franchise taxes due for the 1994–1997 tax years, plus penalties and interest through March 2006, aggregating approximately $246,000. By letter dated March 29, 2006, Delta Woodside informed the Department that it accepts the Department’s revised auditor’s reports and further informed the Department that Delta Woodside intends to file North Carolina corporate income and franchise tax returns for the predecessor corporation for the 1998–2000 tax years. Delta Woodside estimates that its aggregate liability for corporate and franchise taxes, penalties and interest for the 1998-2000 tax years will be approximately $105,000. As a result of this resolution of the matter, Delta Woodside anticipates reducing for the third quarter of fiscal year 2006 its income tax reserves (which had included management’s estimate for the unaudited 1998–2000 tax years as well as the audited 1994–1997 tax years) by approximately $2.0 million. This resolution of the matter will have no effect on the Company’s financial statements.

As previously reported, Delta Woodside Industries, Inc. (and not the Company) is the corporate entity that is subject to the Department’s assessment, and the amount assessed by the Department exceeds the liquid assets of that corporate entity. Delta Woodside has informed the Department that, due to Delta Woodside’s financial condition, it is not currently able to pay the revised amounts of tax, interest and penalties in full and wants to discuss with the Collections Division of the Department all payment options that may be available, including a payment plan and an offer in compromise. The ultimate resolution of this payment issue is uncertain.

Commencement of Tender Offer for the Company’s Outstanding 9-5/8% Senior Notes due 2007 and Solicitation of Consents to Amendments to the Indenture for the Senior Notes.

On April 17, 2006, the Company commenced a tender offer to acquire all of its outstanding 9-5/8% Senior Notes due 2007 (the “Senior Notes”). The Company is simultaneously seeking the consents of holders of a majority in aggregate principal amount of the outstanding Senior Notes to amendments to the Indenture governing the Senior Notes to delete or amend certain covenants and related definitions and events of default relating to the incurrence of indebtedness, liens and asset sales. The Company’s Offer to

Purchase and Consent Solicitation dated April 17, 2006 is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Offer to Purchase and Consent Solicitation of the Company dated April 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA MILLS, INC.

Date: April 17, 2006

By: /s/ W.H. Hardman, Jr.
W.H. Hardman, Jr.
Chief Financial Officer

Exhibits

99.1	Offer to Purchase and Consent Solicitation of the Company dated April 17, 2006.